LITTLE BUTTE, ARIZONA

EXECUTIVE SUMMARY

Location  The property is located in southwestern Arizona 118 miles northwest of Phoenix and 20 miles east of Parker.

Land Status  MinQuest Inc. holds the property via 47 unpatented mining claims which are 100 percent owned and 5 patented claims, which are optioned with no retained royalty. An additional 26 unpatented claims were recently located bringing the total land package to approximately 1,560 acres. Tuffnell Ltd. Has optioned the entire property package from MinQuest.

History  The first claims in the area, which became known as the Plomosa Mining District, were staked in the 1890’s.  The largest producer was the Little Butte Copper Mine, from which copper-gold ore mined averaged 4-6 percent copper and 0.2-0.3 oz/ton (7-10 g/t) gold according to 1940-1942 records.  Earlier production appears to have been somewhat higher grade but production figures are not available.  The ore was mined from a northwest trending fault zone which dips to the northeast.  The host rocks are Tertiary age sediments.  Gold was mined from workings west and southwest of the Little Butte Copper Mine hosted by Precambrian granite.  These high angle quartz-hematite veins dominantly trend north to northeasterly but some trend northwesterly.  The only recorded production from these areas, dated 1910 and 1911, averaged 1.13 oz/ton (38.7 g/t) gold.  Total recorded production (1910-11, 1929-31, 1940-42 only) for the district is only 5,000 ounces of gold, 350,000 pounds of copper and 7,000 ounces of silver.

Looking northwest across the Little Butte Copper Mine dump toward Little Butte.

The most recent attempt to mine in the district was conducted in 1960 when Loma Grande Mining Company attempted to vat leach gold using cyanide.  The venture failed, apparently because of a lack of experience on the part of the operator.  In the period 1983 to 1990 several significant exploration programs were conducted.  Tenneco drilled 6,005 feet in 24 holes in the granitic basement rocks south of Little Copper Butte in 1983-84.  U.S. Borax drilled 8,790 feet in 18 holes in the southwestern part of the district in 1984-86.  Homestake drilled 20,200 feet in 54 holes  in sediments in the northern portion of the district in1988-91.  Only U.S. Borax analyzed drill cuttings for copper.  All other drilling was only analyzed for gold.  MinQuest has conducted some analysis for copper.

Geology and Mineralization  Basement rocks at Little Butte consist of Precambrian age granite, gneiss and to a lessor extent, schist.  Tertiary age sediments and volcanics were deposited on the Precambrian rocks beginning with a basal conglomerate derived from the basement.

Above the conglomerate is a thick section of arkose-rich sediments.  This section, which also contains siltstone, limestone and a few tuffaceous units is often calcareous.  The arkosic portion of the section hosts the bulk of the copper-gold mineralization tested by Homestake.

Above the arkose-rich section there is a rapid change to  volcanic dominated strata.  Andesitic to basaltic flows and tuff are interbedded with lesser limestone, sandstone, shale and siltstone. Andesite to rhyolite dikes are common.  All of the above rocks, with the possible exception of some younger basalt flows and mafic dikes are altered by the mineralizing event.

Doming, caused by the inferred emplacement of a Tertiary age intrusive, has tilted older Tertiary sediments and erosion has exposed Precambrian basement rocks.  This doming has a northwest elongation parallel to the regional bedding trend.  Regionally, rocks dip southwest, but around the dome rocks dip off of the former high.  The most prominent structures trend northwest, with northeast faults less conspicuous and north-south faults common but poorly defined.  The northwest and northeast sets appear to be tensional features while the north-south set is strike slip in origin. The northwest set is dominant, probably younger than other trends and may be in part post-mineral.  Rotation along half-graben faults is evident especially along northwest trending faults in the northeastern portion of the district.  The north-south and northeast structure sets appear most mineralized.

Quartz-hematite-sulfide (oxidized) stockworks and sheeted vein structures are found within the granitic basement rocks over a 3,000 feet by 4,000 feet area.  A recently completed study of stockwork veining within this area shows alteration and mineralization characteristic of a Grasberg style system.  Early widespread intense potassic alteration is cut by hematite veins and then by quartz-sulfide veins.  Grab samples used in the study and containing quartz-sulfide veins assayed as high as 1.05 oz/t (36 g/t) gold.  Fluid inclusion temperatures as well as the lack of skarn indicates the current level of erosion is high in the mineralizing system.  The gold seen at surface could be leakage from a much larger mineralized cupola occurring above an intrusive body at depth. While the immediate target is the shallow sediment hosted mineralization, at some point deeper drilling will be needed to test the stockworks and the deep cupola.

A detachment fault has been documented south of the district.  No associated mineralization has been found.

Plotting of all known rock chip and drill hole geochemistry for the district shows a distinct metal zonation.  A molybdenum rich core (>50ppm) is surrounded by a generally northeast trending copper-gold zone where many samples average greater than 0.1 % copper and 0.15 ppm gold.  This zone as currently defined is 6,500 feet wide and 13,000 feet long.  It is open ended.  Anomalous lead-zinc-silver is found south of the copper-gold zone.  Fluorite and barite are also common in the district, but insufficient analyses were conducted to determine their zonal pattern.

Copper-gold mineralization occurs as two basic types at Little Butte. High angle faults, shear zones, and stockworks (as mentioned above) contain copper/gold mineralization in the form of quartz-hematite-sulfide (oxidized) veinlets.  This structure hosted mineralization was slightly tested by Tenneco whose stated target was actually flat lying detachment fault hosted gold.  Scattered drilling in the granitic basement found several narrow intercepts of 0.01-0.08 oz/ton (0.34-2.7 g/t) gold.

Secondly, copper/gold mineralization also occurs in arkose of Tertiary age just above the contact with Precambrian granite.  A 1988-91 gold exploration program by Homestake found several ore grade drill intercepts (best hole contained 21 meters averaging 0.127 oz/ton or 4.4 g/t) gold hosted by the arkose.  Several other +0.04 oz/ton (1.4 g/t) intercepts occur across the tested area. The mineralization is all oxide and appears to be heap leachable as shown by the few bottle roll tests done.

No copper analysis of drill cuttings was done by Homestake.  MinQuest obtained the drilling pulps and have analyzed some holes for for soluble copper. Of 11 holes studied, scattered over nearly 3 km2, 6 were found to contain greater than 30 meters averaging greater than 0.10  percent acid soluble copper.  The best hole contains 93 meters averaging 0.25 percent copper.

Targets  The immediate target at Little Butte is gold associated with arkosic sediments.  The arkose hosted mineralization discovered by Homestake has a resource potential of approximately 1.0 million ounces of heap leachable grade gold (+0.01 oz/ton).  Homestake tested only a small portion of the 13,000 feet by 6,500 feet zone which is open ended.  This target is located peripheral to the altered quartz-hematite stockwork area.  The same area has oxide copper potential as shown above. Finding major feeder structures, which channel mineralization into the arkose, is the key to finding the targeted size and grade.  The area known as the Walker Patented Claims (Walker Target) have enough historic drilling to outline a small shallow resource. Fill-in and extension drilling of this target is the initial program planned for the property. Past bottle roll metallurgy shows good gold recoveries. This is an open pit heap leach target that has room to grow.

A compilation of all available work in the district shows copper-gold occurs within a large open-ended zone.  A central molybdenum anomaly roughly correlates with copper-gold bearing quartz-hematite-sulfide  stockwork veining and potassic alteration.  This same assemblage (Cu-Au-FeOx) is found in a number of world class copper-gold porphyries throughout the world including Grassberg in Indonesia.  The target is copper-gold in a large stockwork zone associated with a Tertiary age intrusive at depth.  The strength of mineralization may increase as one approaches the intrusive.  Although no skarns are present on the property, fluid inclusion temperatures of +250o C for quartz veins indicate the Tertiary intrusive related target is within a drillable depth.  The Grassberg deposit consists of 1 billion tons grading 1.4 percent copper and 0.06 oz/ton gold.  This is an underground, block cavable target.